*** Privatbank Consent Solicitation ***

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the consent solicitation memorandum dated 29 July-15 (the "Memorandum"). Capitalised terms used in this announcement have the meanings ascribed to them in the Memorandum unless otherwise indicated.

This consent solicitation is being made for the securities of a non-US company. The offer is subject to disclosure requirements of a non-US country that are different from those of the United States. Financial statements included in the Memorandum have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since PrivatBank (as defined below) is located outside of the United States, and some or all of its officers and directors may be residents of a country besides the United States. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that PrivatBank and its subsidiaries may purchase securities otherwise than in connection with the consent solicitation, such as in open market or privately negotiated purchases.

UK SPV Credit Finance plc (the “Issuer”) announces a consent solicitation in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” (“PRIVATBANK”) (the “Notes”)

The Solicitation

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the Notes approve the following changes to the Conditions, the Loan Agreement and the Trust Deed to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 1 December 2015, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 1 December 2015 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 1 December 2015; and
2.	All other consequential changes to the Conditions, the Loan Agreement, or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraph (1).

For the avoidance of doubt any accrued and unpaid interest from and including the last preceding Interest Payment Date to but excluding 23 September 2015 will remain payable by the Issuer on 23 September 2015 and any accrued and unpaid interest thereafter shall be payable as set out in the Memorandum.

Noteholders are advised to refer to the Memorandum for meanings of defined terms in this announcement, the full terms of the Solicitation and the procedures related thereto. Capitalised terms used but not otherwise defined herein shall be deemed to have the same meanings as set out in the Memorandum.

Expected Timetable (assuming the Meeting is not adjourned)
Launch Date/Announcement of the Solicitation	29 July 2015
Expiration Time and Expiration Date	4.00 p.m. (London time) on 10 August 2015
Date and time of the Meeting	4.00 p.m. (London time) on 13 August 2015
The announcement via the Clearing Systems of the results of the Meeting	As soon as reasonably practicable after the Meeting.

Effective Date	No later than 18 August 2015

Solicitation Agent:

Any questions regarding the terms of any of the Proposal or the Solicitation may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Tel: +49 69 136 59920

E-mail: liability.management@commerzbank.com

Tabulation Agent:

Noteholders may obtain copies of the Memorandum and the Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Tel: +44 (0) 20 7704 0880

Email: privatbank@lucid-is.com

THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN INVITATION TO PARTICIPATE IN THE CONSENT SOLICITATION.

THE DISTRIBUTION OF THIS ANNOUNCEMENT IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS INTO WHOSE POSSESSION THIS ANNOUNCEMENT COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT, AND TO OBSERVE, ANY SUCH RESTRICTIONS.